UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 27, 2017
Dear Shareholder:
On behalf of the Board of Directors and management of Orrstown Financial Services, Inc. (the “Company”), I cordially invite you to attend our 2017 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania on Tuesday, May 2, 2017, at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. We will also report on our results of operations. Our directors and officers, as well as representatives of Crowe Horwath LLP, our independent registered public accounting firm, will be present to respond to shareholder questions.
You will be asked to: (i) elect the Board’s four nominees for director, (ii) provide a non-binding advisory vote approving the compensation paid to our named executive officers as disclosed in the attached proxy statement (“Say-on-Pay”); (iii) provide a non-binding vote to approve the frequency of the Say on Pay (“Say on Frequency”) and (iv) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The Board of Directors recommends a vote “FOR” the election as directors to Class A of the four nominees listed in the enclosed Proxy Statement; “FOR” approval of the advisory vote on compensation paid to our named executive officers; FOR, holding annual Say on Pay votes, and “FOR” ratification of the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. There are a number of ways shareholders can vote. You can vote by returning the enclosed Proxy Card, on line, by phone or you may vote in person at the meeting if you so choose. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2017

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. (the “Company”) will be held on Tuesday, May 2, 2017, at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect four (4) directors to Class A for three (3) year terms expiring in 2020;

2.	Approve a non-binding advisory vote regarding the compensation paid to our named executive officers (“Say-On-Pay”);

3.	Approve a non-binding advisory vote on the frequency of holding the Say-On-Pay vote (“Say-On-Frequency”);

4.	Ratify the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	Transact such other business as may properly come before the annual meeting.
Your Board of Directors recommends a vote “FOR” the election as directors to Class A of the four nominees listed in the enclosed proxy statement; “FOR” approval of the advisory vote on compensation paid to our Named Executive Officers; “FOR” holding of the Say on Pay votes on an annual basis; and “FOR” ratification of the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
This Notice of Annual Meeting of Shareholders, the proxy statement and the enclosed proxy card are being mailed on or about March 27, 2017 to shareholders of record at the close of business on March 15, 2017. A copy of the Annual Report on Form 10-K for the year ended December 31, 2016 is also enclosed.

Sincerely,

Dr. Anthony F. Ceddia
Secretary
March 27, 2017

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders to be
Held on May 2, 2017 at 9:00 a.m.
The Proxy Statement and Annual Report to
Shareholders are available on the Internet at

http://www.cstproxy.com/orrstown/2017

TABLE OF CONTENTS

Annual Meeting Information	1
Who is entitled to vote?	1
On what am I voting?	1
How does the Board of Directors recommend I vote?	1
How do I vote?	1
What is a quorum?	2
How are abstentions and broker non-votes counted?	2
What vote is required to elect directors?	2
What vote is required to approve the other proposals?	2
Who will count the vote?	2
What is the deadline for shareholder proposals for next year’s Annual Meeting?	2
How are proxies being solicited?	3

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2017	3

Share Ownership of Certain Beneficial Owners	3

Share Ownership of Management	4

Section 16(a) Beneficial Ownership Reporting Compliance	4

Proposal 1 – Election of Directors	5
Nomination of Directors	5
Biographical Summaries of Nominees and Directors	6
Director Independence	7
Shareholder Communications with the Board of Directors	8
Board Structure, Committees And Meeting Attendance	8
Audit Committee Report	9
Compensation Committee Interlocks And Insider Participation	9
Transactions With Related Persons, Promoters And Certain Control Persons	9
Compensation Of Directors	10
2016 Director Compensation Table	10
Information About Executive Officers	12
Compensation Discussion and Analysis	13
Compensation Committee Report	17
Compensation Risk Assessment	18
Executive Compensation Tables	18
2016 Summary Compensation Table	18
2016 All Other Compensation Table	19
2016 Grant Of Plan-Based Awards Table	19
2016 Outstanding Equity Awards At Fiscal Year-End Table	20
2016 Option Exercises And Stock Vested Table	20
2016 Pension Benefits Table	20
Potential Payments Upon Termination Or Change In Control	21

Proposal 2 - Advisory Vote On Compensation Paid To Named Executive Officers (“Say-on-Pay”)	23
A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers	23

Proposal 3 – Say-On-Pay Frequency Proposal	24
A Non-Binding Advisory Vote to Approve the Frequency of the Advisory Vote on the Executive Compensation Paid to Our Named Executive Officers.	24

Proposal 4 – Ratification Of The Audit Committee's Selection of Crowe Horwath LLP as the Company's Independent Registered
Public Accounting Firm For The Fiscal Year Ending December 31, 2017	25
Relationship with Independent Registered Public Accounting Firm	25

Annual Report on Form 10-K	26

ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information
This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”) to be held Tuesday, May 2, 2017, beginning at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournments or postponements of the Annual Meeting. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy will be mailed to shareholders on or about March 27, 2017.
Who is entitled to vote?
Shareholders owning shares of the Company’s common stock, no par value per share (the “Company Common Stock”) as of the close of business on March 15, 2017 are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Each shareholder has one vote per share on all matters to be voted on. As of March 15, 2017 there were 8,337,956 shares of Company’s Common Stock outstanding.
On what am I voting?
You will be asked to:

(i)	elect four (4) directors to Class A for three (3) year terms expiring in 2020;

(ii)	approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement (“Say-On-Pay”);

(iii)	approve a non-binding advisory vote regarding the frequency of holding the Say-On-Pay (“Say-on-Frequency”); and

(iv)	ratify the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the Annual Meeting, the proxies will vote according to the directions of the Board of Directors.
How does the Board of Directors recommend I vote?
The Board of Directors recommends that shareholders vote:
(i)    “FOR” the election of each of the four nominees as directors to Class A named in this proxy statement;

(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our Named Executive Officers as disclosed in this proxy statement;

(iii)	“FOR” holding the Say-On-Pay vote on an annual basis; and

(iv)	“FOR” ratification of the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

How do I vote?
Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote your shares represented by such proxy:

(i)	“FOR” the four persons nominated for election as directors to Class A named in this proxy statement;

(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our Named Executive Officers as disclosed in this proxy statement;

(iii)	“FOR” holding the Say-On-Pay vote on an annual basis; and

(iv)	“FOR” ratification of the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote in person at the Annual Meeting. Please note that simply attending the Annual Meeting in person without voting will not revoke your proxy.
You are only entitled to vote at the Annual Meeting if our records show that you held shares of the Company Common Stock as of the close of business on March 15, 2017. If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the broker or other intermediary which is the record holder of your shares.
What is a quorum?
A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the Annual Meeting to be held.
How are abstentions and broker non-votes counted?
Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.
A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine,” such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors, Say-on-Pay and Frequency of Say-on-Pay, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.
As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to elect directors?
Directors are elected by a plurality of votes. Votes withheld and broker non-votes will have no effect on the election of directors.
What vote is required to approve the other proposals?
A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.
Who will count the vote?
The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy.
What is the deadline for shareholder proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 27, 2017. In addition, in order to be considered for possible action by the shareholders at the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”), proposals not included in the Company’s proxy statement must also be submitted to the Secretary of the Company not later than January 2, 2018. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?
In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Company Common Stock held by such persons and will be reimbursed by the Company for their expenses.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Annual Meeting to be held on May 2, 2017
The Notice of Annual Meeting, this proxy statement, the form of proxy and the Company’s Annual Report on Form 10-K are available at:

http://www.cstproxy.com/orrstown/2017

Share Ownership of Certain Beneficial Owners
The Company does not know of any person or group who beneficially owned more than 5% of Company Common Stock on March 15, 2017, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

Orrstown Bank(1) 77 East King Street Shippensburg, PA 17257	590,303	7.1%
Basswood Capital Management, LLC(2) Matthew Lindenbaum Bennett Lindenbaum 645 Madison Avenue, 10th Floor New York, NY 10022	561,607	6.7%
Black Rock, Inc. (3) 55 East 52nd Street New York, NY 10055	523,835	6.3%

(1)
Shares held directly by Orrstown Bank (the “Bank”), or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank does not have the right to vote with respect to any of these shares.

(2)
Based on information set forth in a Schedule 13G, as amended, filed with the Securities and Exchange Commission on February 8, 2017 by Basswood Capital Management, LLC, Matthew Lindenbaum and Bennett Lindenbaum.

(3)	Based on information set forth in a Schedule 13G, as amended, filed with the Securities and Exchange Commission on January 30, 2017 by BlackRock, Inc.

Share Ownership of Management
The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each Named Executive Officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 15, 2017, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)	Exercisable Stock Options(1)(2)

David P. Boyle	39,432	0
Anthony F. Ceddia	8,304	1,818
Robert G. Coradi	16,992	0
Jeffrey W. Coy	38,406(3)	1,818
Philip E. Fague	34,542	11,985
Cindy J. Joiner	3,522	0
Mark K. Keller	8,910	349
Thomas D. Longenecker	3,500	0
Andrea Pugh	30,807	1,818
Thomas R. Quinn, Jr.	45,785	6,000
Gregory A. Rosenberry	41,027(4)	1,818
Eric A. Segal	7,142	0
Glenn W. Snoke	16,466	1,818
Floyd E. Stoner	13,097	0
Benjamin W. Wallace	23,227	0
Joel R. Zullinger	38,444(5)	1,818
Directors, nominees and executive officers as a group (19) persons including those named above)	403,891	43,962

(1)
On March 15, 2017, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors, and executive officers as a group beneficially owned approximately 447,853 shares or 5.4% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)
The amounts shown reflect the number of shares of Company Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 15, 2017 through the exercise of stock options granted pursuant to the Company’s stock option plans.

(3)	Includes 6,324 shares held by Mr. Coy’s spouse in her IRA.

(4)	Includes 56 shares Mr. Rosenberry holds as custodian for his son.

(5)	Includes 220 shares held by Mr. Zullinger’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial owners of more than 10% of Company Common Stock to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely upon a review of these reports (Forms 3, 4 and 5 and any amendments thereto) furnished to the Company, we believe that during 2016 our directors and executive officers who were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, complied with all SEC filing requirements applicable to them, except for Thomas D. Longenecker who was late in filing a Form 4 noting the acquisition of shares. As of the date of this proxy statement, to the best of its knowledge, the Company did not have any beneficial owners of more than 10% of Company Common Stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

The bylaws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a three-year term of office. At each annual meeting of shareholders, a class consisting of approximately one-third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected and qualified. Accordingly, at the Annual Meeting, the shareholders will be asked to elect four directors to Class A to serve until the annual meeting of shareholders in 2020 or until their successors are elected and qualified.
The Board of Directors has nominated the following persons for election as directors to Class A:
Jeffrey W. Coy
Cindy J. Joiner, CPA
Eric A. Segal
Joel R. Zullinger
All four nominees are presently serving as directors of the Company and the Bank.
If you return a properly signed and dated proxy form your shares of Company Common Stock represented by your proxy will be voted FOR the election of the four named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.

The Board of Directors recommends that you vote FOR the election of each of the named nominees as directors to Class A.

Nomination of Directors
In connection with the Annual Meeting, the Nominating and Governance Committee of the Company’s Board of Directors has reviewed the qualifications of, and made recommendations regarding, potential candidates to be nominated by the Board of Directors for election to the Board. The four nominees named above were recommended by the Nominating and Governance Committee, then submitted to, and approved by, the Board of Directors as the four nominees for election as directors to Class A.
In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the Nominating and Governance Committee has considered a variety of factors including each candidate’s integrity, independence, qualifications, skills, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), compatibility with other members of the Board of Directors, the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors as it has deemed to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.
The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of board candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other board nominees.
Director Eligibility Requirements. The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 3,500 shares of Company Common Stock. Directors will have one year from the date they join the Board to meet this requirement. In addition, no one may be nominated to serve as a director of the Company if such person: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-(c) listed above. In addition, the age of members of the Board is limited to 75 years, provided that any director who reaches such age during his or her term of office may continue to serve on the Board until the expiration of their term.
No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this proxy statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.
Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.
Shareholder nominations must be made in accordance with the procedures set forth in the Company’s bylaws and must include a statement setting forth the background, education and business experience of the nominee.
A copy of the Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com.
Biographical Summaries of Nominees and Directors
The Board of Directors believes that each of the nominees and directors possess such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors to Class A at the Annual Meeting and information about the directors in Class B and Class C demonstrating these characteristics is set forth below.
Nominees for Director:

CLASS A DIRECTORS – CURRENT TERM EXPIRES IN 2020
Jeffrey W. Coy - 65, is Vice Chairman of the Boards of Directors of the Company and of the Bank. Mr. Coy has served as a director since 1984. From 2005 to February 2011, Mr. Coy served as a Commissioner on the Pennsylvania Gaming Control Board. From 1983 through 2004, Mr. Coy served as a Representative to the Pennsylvania General Assembly, representing the 89th Legislative District. The Board of Directors values the knowledge, experience and perspective Mr. Coy has attained through his long tenure as a director of the Company and the Bank and the substantial knowledge of the Bank’s Franklin and Cumberland Counties, Pennsylvania market areas he attained through his representation of those areas in the General Assembly.
Cindy J. Joiner, CPA - 55, was appointed to the Board of Directors of the Company and the Bank on January 4, 2016. She is the Chief Financial Officer for The Bowman Group, LLP. The Bowman Group, LLP is a privately held corporation located in Williamsport, Maryland specializing in transportation, logistics, hospitality and real estate development. Ms. Joiner has held this position since 2007. The Board of Directors values Ms. Joiner’s accounting acumen and knowledge of multiple industries that align with the Bank’s lending businesses. In addition, the Board believes her familiarity and knowledge of the Maryland market adds significant value to the Company.

Eric A. Segal - 59, was appointed to the Boards of Directors of both the Company and the Bank in 2013. Since 2008, Mr. Segal has been Managing Director, and head of the Banking and Financial Institutions Group at CFO Consulting Partners LLC in Princeton, New Jersey. The Board of Directors values Mr. Segal’s strong financial acumen and the knowledge and experience he has gained through his consulting experience in many banking organizations in the Mid-Atlantic and other regions.
Joel R. Zullinger - 68, is Chairman of the Boards of Directors of the Company and the Bank. Mr. Zullinger has served as a director since 1981. Mr. Zullinger is an attorney, of counsel, with Zullinger-Davis-Trinh, P.C., in Chambersburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has attained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.
Continuing Directors:
CLASS C DIRECTORS – TERM EXPIRES IN 2018
Anthony F. Ceddia - 73, is Secretary of the Boards of Directors of the Company and the Bank. Dr. Ceddia has been a member of the Boards of Directors of the Company and of the Bank since 1996. Dr. Ceddia is President Emeritus of Shippensburg University, where he was President from 1981 to 2005. Since his retirement as President of Shippensburg University, Dr. Ceddia has been a Visiting

Professor at various institutions. Dr. Ceddia has also acted as a leadership and management consultant. The Board of Directors values Dr. Ceddia’s executive level experience, perspective and leadership skills.
Thomas D. Longenecker - 49, was appointed to the Board of Directors of the Company and the Bank on January 4, 2016. He is Chief Operating Officer of Commonwealth Charter Academy since 2012, a cyber charter school headquartered in Harrisburg, Pennsylvania. Prior to that, Mr. Longenecker was the Director of Finance for the Carlisle Area School District in Carlisle, Pennsylvania. The Board of Directors values Mr. Longenecker’s experience in technology and operations and knowledge of the market area.
Andrea Pugh - 64, has been a member of the Boards of Directors of the Company and of the Bank since 1996. She is President and sole member of PharmCare Consultants LLC, a pharmacy consulting business. The Board of Directors values Ms. Pugh’s knowledge, experience and perspective as a woman who is an entrepreneur and small business owner and the insight it provides her into the financial services needs of and business issues facing many of the Bank’s small business customers, including those that are owned and operated by women.
Floyd E. Stoner - 68, has been a member of the Board of Directors of the Company and of the Bank since 2012. Since January 2012, Mr. Stoner has served as a Senior Advisor - Consultant with Alliance Partners, in Chevy Chase, Maryland. Mr. Stoner was the Executive Vice President for Congressional Relations and Public Policy at the American Bankers Association (“ABA”) until his retirement in December 2011 and has over 26 years of experience as a lobbyist for the ABA. As the ABA’s chief lobbyist, he has been involved at the highest levels in all of the banking policy debates of recent years and he has a nearly unparalleled perspective on the issues facing the banking industry today which the Board of Directors finds very valuable.

CLASS B DIRECTORS – TERM EXPIRES IN 2019
Mark K. Keller - 63, was appointed to the Company’s Board of Directors in 2009 and to the Bank’s Board of Directors in 2008. Mr. Keller has served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, since 2004. The Board of Directors values Mr. Keller’s knowledge of the Bank’s market area attained through his representation of that area in the General Assembly.
Thomas R. Quinn, Jr. - 57, was appointed as President and Chief Executive Officer and a director of the Company and of the Bank in May 2009 immediately following the 2009 Annual Meeting of Shareholders. Mr. Quinn joined the Bank in March 2009 as President-elect and served in that capacity until he was appointed President and Chief Executive Officer. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer-to-peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective Mr. Quinn possesses as a result of his service as a senior executive with Fifth Third Bancorp and Citigroup have been, and will continue to be, valuable to the Company as it continues execute its strategic plan as a relationship based community bank.
Gregory A. Rosenberry - 62, has been a member of the Boards of Directors of the Company and of the Bank since 1997. He is President and General Partner of Rosenberry Family Limited Partnership, a timber harvesting and wholesale, real estate and securities investment business, President and owner of Tri-Valley Forestry, Inc., and a director, Secretary and shareholder of Rosenberry Brothers Lumber, Inc. The Board of Directors values Mr. Rosenberry’s knowledge, experience and perspective as an entrepreneur and small business owner and the insight it provides him into the financial services needs of and business issues facing many of the Bank’s small business customers.
Glenn W. Snoke - 68, has been a member of the Boards of Directors of the Company and of the Bank since 1999. Mr. Snoke is President of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry customers.

Director Independence
The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market and has determined that each director is independent under this rule, other than Mr. Quinn due to his position as President and Chief Executive Officer of the Company. Under NASDAQ rules, employees of the Company are deemed not to be independent. In making this determination with respect to the remaining directors, the Board of Directors was aware of, and considered, the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business. Except as noted above and for loans, deposits, fiduciary and other similar relationships with the Company or the Bank, no director or any of his or her related interests has engaged in any transaction or series of transactions, or is involved in any relationships, as a result of which the director would not be independent under the rules of the NASDAQ Stock Market.
Shareholder Communications with the Board of Directors
The Company has a formal process by which shareholders may send communications to the Board of Directors. Our policy is to recommend that all correspondence from shareholders be addressed to the Chief Executive Officer of the Company, who shares such correspondence with the Board of Directors. As a matter of practice, shareholder communications received by the Chief Executive Officer are included under the topic “Correspondence” with the Board of Directors’ meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

Board Structure, Committees and Meeting Attendance
During 2016, the Board of Directors of the Company met 19 times and the Board of Directors of the Bank met 15 times. The Board of Directors of the Company has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. During 2016, all of the directors of the Company attended at least 75% of all meetings of the respective Boards and Committees on which they served.
With the exception of Mr. Quinn, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman and an independent Vice Chairman. The Vice Chairman also serves as Chair of the Executive Committee. The Boards of Directors believe that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team generally and the President and Chief Executive Officer more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors and Executive Committee. In addition, the directors generally have at least two meetings each year in which they meet in executive session without Mr. Quinn being present. The directors also may meet in executive session at additional times as necessary.
Compensation Committee.    The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer and other executive officers and of the Board of Directors. The Compensation Committee Charter is posted on the Company’s website at www.orrstown.com.
The Compensation Committee Charter provides that the Compensation Committee is to be composed of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.
The members of the Compensation Committee during 2016 were Jeffrey W. Coy, Chair, Glenn W. Snoke, Floyd E. Stoner and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. Each of these members currently serves on the Compensation Committee.
The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities. The Compensation Committee met four times during 2016.
Nominating and Governance Committee.    The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors. It reviews the qualifications of and recommends to the Board of Directors proposed nominees for election to the Board. As discussed above, it also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process.
The Nominating and Governance Committee reviews its Charter annually and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee during fiscal 2016 were Glenn W. Snoke, Chair, Jeffrey W. Coy, Mark K. Keller, Eric Segal and Joel R. Zullinger. Each Director serving on the Nominating and Governance Committee has been determined to be independent, and an outside director and a non-employee director. The Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com. The Nominating and Governance Committee met once in 2016.
Audit Committee.    The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and management’s implementation of a system of controls designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations. The Audit Committee Charter is posted on the Company’s website at www.orrstown.com.
The Audit Committee Charter provides that the Audit Committee is to be composed of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, comprehensive income statement, and cash flow statement. In addition, at least one member of the Audit Committee is to have had current or past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules.
Members of the Audit Committee for 2016 were Dr. Anthony F. Ceddia, Chair, Cindy J. Joiner, CPA, Mark K. Keller, Andrea Pugh and Floyd E. Stoner. Each of the directors serving on the Audit Committee have been determined to be independent.
In addition, the Board of Directors, has determined that Dr. Ceddia has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert. Dr. Ceddia has experience as president of a large organization where the finance and accounting functions reported directly to him. Dr. Ceddia has had ultimate responsibility for overseeing and assessing the performance of the respective organizations in the preparation of their respective financial statements which, together with his tenure as a member of the Audit Committee, has provided him with an understanding of, and familiarity with Generally Accepted Accounting Principles and internal controls over financial reporting.
The Audit Committee Charter provides that the Audit Committee is to meet at least four times each year. The Audit Committee met seven times during 2016.
Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2016. The Audit Committee also has discussed with Crowe Horwath LLP, the matters required to be discussed by the Statement on Auditing Standards, No 61, as amended (AICPA Professoinal Standards, Vol. 1 Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Crowe Horwath LLP, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath LLP’s communications with the Audit Committee concerning independence and has discussed with Crowe Horwath LLP, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Crowe Horwath LLP of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.
Submitted by the Audit Committee:

Dr. Anthony F. Ceddia, Chair
Mark K. Keller            Cindy J. Joiner, CPA
Floyd E. Stoner            Andrea Pugh

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
Compensation Committee Interlocks and Insider Participation
As noted previously, members of the Compensation Committee during 2016 were Jeffrey W. Coy, Chair, Glenn W. Snoke, Floyd E. Stoner and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by SEC regulations under the Securities Exchange Act of 1934, as amended, involving members of the Compensation Committee or the overall Board of Directors of the Company.
 Transactions with Related Persons, Promoters and Certain Control Persons
During 2016, some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.
Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by the bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.
Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

Compensation of Directors
The following table sets forth compensation received by directors of the Company in 2016, other than Thomas R. Quinn, Jr., President and Chief Executive Officer. Mr. Quinn does not receive compensation in his capacity as a director.

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)

Anthony F. Ceddia	$61,000	$22,438	$—	$—	$7,779	$—	$91,217
Jeffrey W. Coy	63,000	22,438	—	—	18,190	—	103,628
Cindy J. Joiner	52,000	17,950	—	—	—	—	69,950
Mark K. Keller	52,000	17,950	—	—	35,829	—	105,779
Thomas D. Longenecker	52,000	17,950	—	—	—	—	69,950
Andrea Pugh	52,000	17,950	—	—	19,616	—	89,566
Gregory A. Rosenberry	52,000	17,950	—	—	17,252	—	87,202
Eric A. Segal	52,000	17,950	—	—	—	—	69,950
Glenn W. Snoke	52,000	17,950	—	—	5,923	—	75,873
Floyd E. Stoner	52,000	17,950	—	—	—	—	69,950
Joel R. Zullinger	65,000	26,925	—	—	19,642	—	111,567

(1)
The aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2016 was as follows: Dr. Ceddia - 2,305; Mr. Coy - 2,305; Mr. Keller - 349; Ms. Pugh - 2,305; Mr. Rosenberry - 2,305; Mr. Snoke - 2,305; and Mr. Zullinger - 2,305. Mr. Stoner and Mr. Segal have not received option awards from the Company.

(2)
Represents the aggregate increase in the present value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2016. This includes both the director’s retirement and “brick” plans.

(3)
The grant date fair value of stock awards was calculated by multiplying the number of shares subject to the award by the fair value of Company Common Stock on the grant date ($17.95). Each director other than Dr. Ceddia, Mr. Coy and Mr. Zullinger received a grant of 1,000 shares of Company Common Stock. Dr. Ceddia and Mr. Coy each received a grant of 1,250 shares and Mr. Zullinger received a grant of 1,500 shares

Directors’ Fees.    During 2016, each director of the Company and the Bank was paid an annual fee of $52,000. Fees are paid quarterly on the first business day of the months of January, April, July and October. In addition, Board officers were paid a stipend as follows: Chairman, $13,000; Vice Chairman, $11,000; and Secretary, $9,000.
Restricted Stock Award. In May 2016, non-employee Directors were granted shares of Company Common Stock as part of their 2016 compensation. A $17,950 equity award in the form of 1,000 shares of Company Common Stock was granted to all Directors on May 3, 2016. Dr. Ceddia and Mr. Coy received 250 additional shares, or $4,488, to compensate them for their roles as Board officers and Mr. Zullinger received 500 additional shares, or $8,975, to compensate him for his role as Board Chairman. These awards were granted with a one-year vesting restriction.
Deferred Compensation Plan.    In 1995, the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly or annual installments over not more than ten years. Immediate distributions may be made in the event the Company would experience a hostile takeover, an acquiring bank or bank holding company would fail to approve the plan, or the Bank, or any acquiring bank or bank holding company, would experience bankruptcy. If a participant would die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. In 2016, Mr. Zullinger deferred $5,000 and Mr. Snoke deferred $10,000.
Directors Retirement Plan.    The Bank has entered into director retirement agreements with Ms. Pugh and Messrs. Ceddia, Coy, Keller, Rosenberry, Snoke, and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is intended to approximate the amount of his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 based upon annual increases of four percent. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by four percent.
A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on the Bank or if the director, after termination of service (other than following a change in control of the Bank), competes with the Bank within a 50 mile radius of its main office in Shippensburg, Pennsylvania. The Bank also would not be obligated to pay any benefit under a director retirement agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
If a director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service or attaining normal retirement age. The director retirement agreement provides for an early termination benefit in a specified amount in the event of an early termination of service before normal retirement age, a disability benefit in the event of an early termination of service due to disability and a death benefit.

The amount of the increase in 2016 in the net present value of the accrued benefit under the directors retirement agreement is reported in the 2016 Director Compensation Table for each participating director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
Brick Plan.    Mr. Zullinger and three of the Bank’s former Directors participate in so-called “brick plans” that provide the director or his or her beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan from 2016 is reported in the 2016 Director Compensation Table above in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. Under the brick plan, Mr. Zullinger’s annual benefit which is fully vested, would be $21,804.

Information About Executive Officers
In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and of the Bank, who also serves as a director of the Company and of the Bank, the other executive officers of the Company and the Bank are:
David P. Boyle - 53, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since August 2012. From July 2010 to August 2012, he served as Executive Vice President, Chief Performance Officer of PNC Financial Services, Inc. (PNC Bank). From January 2007 to July 2010, Mr. Boyle was Regional President at PNC Bank, Michigan and its predecessor, National City Bank, Michigan.
Philip E. Fague - 57, is Executive Vice President and Assistant Secretary of the Company and Executive Vice President, responsible for Trust and Wealth Management. From August 2012 until September 2016 he was Executive Vice President - Trust and Mortgage Officer, of the Bank. From June 2011 to August 2012, he served as Senior Executive Vice President of the Company. From 1997 to June 2011, he served as Executive Vice President of the Bank. Since September 2009, Mr. Fague had served as both Mortgage and Consumer Business officer of the Bank, and since August 2012, he has served as an executive overseeing the trust department.
Benjamin W. Wallace - 34, has been Executive Vice President, Operations and Technology of the Company and the Bank since February 2013. From January 2007 to February 2013, Mr. Wallace was employed as an Executive Director of Consumer Technologies at JPMorgan Chase & Co. Mr. Wallace is a member of the Pennsylvania Bar.

Robert G. Coradi - 55, has been Executive Vice President, Chief Risk Officer of the Company and the Bank since April 2014.  From October 2012 to April 2014, he served as Senior Vice President, Chief Credit Officer of the Bank.  From January 2012 to October 2012, Mr. Coradi served in the capacity as a Commercial Executive in the Pennsylvania Division of Susquehanna Bank.  From September 2008 to January 2012, he served as a Commercial Sales Manager in the Pennsylvania Division of Susquehanna Bank.

Barbara E. Brobst - 58, was named Executive Vice President, Chief Human Resources Officer in 2015. Previously she was Senior Vice President - Human Resources since 2011. Prior to that, she served as Senior Vice President - Wealth Services from 2000 to 2011. She has been employed by the Company since 1997.

Jeffrey S. Gayman - 44, was named Executive Vice President - Retail Banking and Consumer Lending in February 2016. Previously he was Senior Vice President - Retail Banking since 2012 and Chief Commercial Officer from 2009-2012. He has been employed by the Company since 1995.

Adam L. Metz - 45, has been an Executive Vice President and Chief Lending Officer since September 2016.  From 2011 to 2016, he served as Senior Vice President, Chief Lending Officer of Metro Bank headquartered in Harrisburg, PA.  From 2006 to 2011, Mr. Metz served as Senior Vice President and Harrisburg Area Manager at Metro Bank.

Involvement in Certain Legal Proceedings

On September 27, 2016, the Company entered into a settlement agreement with the SEC resolving an investigation by the SEC of accounting and related matters at the Company for the periods ended June 30, 2010, to December 31, 2011. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, the Company agreed to pay a civil money penalty of $1 million. In the settlement agreement with the SEC, the Company also agreed to cease and desist from committing or causing any violations and any future violations of Securities Act Sections 17(a)(2) and 17(a)(3) and Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B), and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company, agreed to pay a civil money penalty to the SEC in the amount of $100,000, and to cease and desist from committing and/or causing the violations charged, as well as any future violations of these provisions.

Compensation Discussion and Analysis
Executive Compensation Philosophy and Principles
The Company’s compensation and benefits programs and policies are, for the long term, intended to provide fair, reasonable and competitive levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers in order to generate long-term value for the Company’s shareholders.
The Compensation Committee believes a well-designed compensation program provides incentives to achieve desired results, helps retain and attract talent, and discourages excessive risk-taking. This section describes how we view compensation going forward and why we make the decisions that we do. The committee believes that successful application of the guiding principles, outlined below, requires program design that balances risk and reward. The committee believes that judgment, flexibility and discretion are critical to its ability to deliver effective incentive compensation that focuses on both current period performance results and long-term value creation for the shareholders. The guiding principles are as follows:
Compensation Principles:

1.	Pay for performance;

2.	Align executive compensation with the long-term interests of our shareholders;

3.	Encourage focus on the long-term success of the Company and discourage excessive risk-taking; and

4.	Provide competitive compensation opportunities to attract, retain and motivate executives.
Shareholder Advisory Votes on Compensation.    At the 2016 Annual Meeting of Shareholders, the Company’s shareholders approved an advisory vote on its executive compensation policies and practices as disclosed in the Compensation Discussion and Analysis and the proxy statement by more than 73% of the shares voting on the matter.  At the 2011 Annual Meeting of Shareholders, a majority of the shareholders approved an advisory vote recommending that such advisory vote be taken annually. The Company continues to follow this advisory vote on the annual frequency of such shareholder advisory votes.
The Executive Incentive Plan has historically been based directly on Company performance metrics including net income, return on assets and return on equity and select asset quality ratios. It is the intention of the Compensation Committee to ensure that the plan does not encourage executive management to take excessive risk in the future. Additionally, if the Committee deems that management did expose the Bank to excessive risks, there is appropriate “claw-back” language in the incentive compensation plan guidelines to address the situation in subsequent years.
Compensation Structure.    We compensate our executive officers through a combination of base salary, annual cash incentives, equity-based compensation, and other benefits. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities.
As further detailed below, the incentive compensation program is structured to align our executives’ bonus opportunities with the financial performance of the Bank, as well as to reflect individual contribution and success. In addition to cash, a portion of the executives’ earned bonus will be paid in restricted stock, further aligning management with the interests of the shareholders.
Health and welfare benefit programs are provided to executive officers on the same terms and conditions as all other employees and are intended to be competitive within the industry and the local market area.
Process for Determining Executive Compensation.    The Compensation Committee and management participate in the determination of executive compensation programs and practices. Generally, the Compensation Committee is responsible for carrying out the responsibilities of its charter, including but not limited to establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.
Management’s role in determining executive compensation programs and practices consists of developing proposals regarding program design and administration for the Compensation Committee’s review and approval. Management also is responsible for making compensation recommendations each year, typically in the form of salary adjustments, short-term incentive targets and awards, and long-term incentive grants. The Compensation Committee, comprised entirely of independent directors, makes and approves recommendations regarding the compensation of Mr. Quinn, our President and CEO.
     Disclosure of Role of Compensation Consultants and Potential Conflicts of Interest Assessment.    From time to time, the Compensation Committee also uses outside compensation consultants. A compensation consultant generally reviews, analyzes and provides advice about the Company’s executive compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies along with information and advice on competitive compensation practices and trends, and specific views on the Company’s compensation programs. There were no outside compensation consultants engaged by the committee in 2016.

Benchmarking of Compensation Levels.    In making compensation decisions for 2016, the Compensation Committee reviewed market data related to base salary, annual bonus and total compensation from the most recent public information available for the peer group below. While consideration is given to banks in the Mid-Atlantic region with assets between $1-3 billion, the Compensation Committee monitors a peer group of banks which met the following basic criteria:

•	Assets of approximately 0.75x - 2.5x that of the Company (which had approximately $1.4 billion in assets as of December 31, 2016);

•	Commercial banks;

•	Domiciled in the Mid-Atlantic region of the United States; and

•	Similar business models to include commercial bank focus, or significant wealth and/or mortgage businesses.
These criteria, further refined to reduce the number of comparators, resulted in the following peer group used in 2016:

Arrow Financial Corporation;	Bryn Mawr Bank Corporation;
Chemung Financial Corp;	Citizens & Northern Corporation;
CNB Financial Corporation;	Codorus Valley Bancorp, Inc.;
Old Line Bancshares, Inc;	Penns Woods Bancorp, Inc;
Shore Bancshares, Inc;	Univest Corporation of Pennsylvania
The Company reviews the data from this peer group and other industry surveys. The Company does not use a formulaic approach to benchmarking compensation for individual job positions. The Compensation Committee also considers data related to three year average total compensation for executive officer positions as that is a metric available through SNL Financial for banks in the Mid-Atlantic region with assets between $1 billion and $3 billion.
2016 Compensation Decisions.    The Compensation Committee met four times in 2016. On December 14, 2016 the Committee recognized management’s efforts to improve the financial performance of the Company. The Committee reviewed the projected performance awards under the executive incentive compensation plan, and discussed potential discretionary awards.
Base Salary.    Base salaries for executive officers have been determined based upon a comparison of the Company to competitive market data, as well as individual performance and contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is a contributing factor. On April 27, 2016 the Committee met to discuss base salaries for the other executive officers, and approve salary adjustments for the entire organization. The Committee approved base salaries for the other Executive Officers as follows: Boyle - $308,227, Coradi - $210,893, Fague - $226,457 and Wallace - $232,522. On May 28, 2016 the Compensation Committee met with the full Board, without Mr. Quinn being present, and discussed Mr. Quinn’s compensation. At that meeting, the Committee and Board approved a base salary of $489,250 for Mr. Quinn.
Incentive Compensation Plan:    In 2013, the Compensation Committee approved changes to the Executive Incentive Guidelines, which were intended to reflect changes in market practice, plan design and internal considerations regarding incentive compensation at the Company. The program was structured to provide cash bonuses based on a combination of company performance and individual contributions. For 2016, it was decided that Company performance would be defined as performance versus budget and return on equity compared to cost of capital, including the following measures and attributes:

•	Return on equity (ROE) compared to the Company’s cost of capital;

•	Performance to Budget Target;

•	Claw-back provisions; and

•	Multi-year payouts.
This set of measures was chosen to effectively balance incentivizing management on core operating measures, linking annual incentives to measures that in the aggregate create shareholder value, and taking into account risk. The 2016 plan called for the following payment structure:

•	40% of earned incentive paid in year 1;

•	25% of earned incentive paid in year 2 (subject to claw-back); and

•	35% of earned incentive paid in restricted stock with 3 year cliff vesting (subject to claw-back).

The results for 2016 used as inputs to determine incentive payouts were adjusted downward at the discretion of the Compensation Committee to exclude securities gains which, if included, would have produced higher incentive payouts.
The target payout under the 2016 Incentive Compensation Plan was 50% of the executive’s base salary. This payout would be scaled (adjusted) upward or downward depending upon the performance of the Company as it relates to the metrics evaluated. The metrics included budgeted earnings and return on equity, which were equally weighted at 50%. The following table represents the target net income and target return on equity as approved by the Compensation Committee and the performance relative to the targets and outlines the corresponding payout as a percentage of base salary:

Performance targets set by Compensation Committee in 2016:

	Net Income	Payout % of Base Salary	ROE	Payout % of Base Salary	Maximum Bonus as % of Base Salary
	$14,362,000	50%	10.75%	50%	100%
	13,405,000	45%	10.00%	45%	90%
	12,447,000	40%	9.25%	40%	80%
	11,490,000	35%	8.50%	35%	70%
	10,532,000	30%	7.75%	30%	60%
Target	9,575,000	25%	7.00%	25%	50%
	9,096,000	20%	6.75%	20%	40%
	8,617,000	15%	6.50%	15%	30%
	8,139,000	10%	6.25%	10%	20%
	7,660,000	5%	6.00%	5%	10%
	7,181,000	0%	5.75%	0%	0%

Company performance relative to targets and payout calculations in 2016:

					Payout %	Payout %
Performance Measure	Target	Actual	% of Target	Weight	of Target	of Base Salary

Net Income	$9,575,000	$6,628,000	69.2%	50%	0%	0%
Return on Equity	7.00%	4.80%	68.5%	50%	0%	0%
			Total	100%	0%	0%

Calculated payouts according to incentive plan:
Based on the financial results, there were no payouts under the incentive compensation plan for 2016.
Discretionary Cash Bonus. In 2016, the Compensation Committee approved discretionary cash bonuses to the Named Executive Officers to be paid in 2017. The discretionary bonuses awarded were as follows:

Name	Amount	Discretionary Bonus as % of Base Salary
Thomas R. Quinn, Jr.	$30,000	6.2%
David P. Boyle	17,500	5.7%
Philip E. Fague	13,000	5.8%
Benjamin W. Wallace	51,380	22.3%
Robert J. Coradi	13,000	6.2%

Long-term Incentives.    In 2011, the Board of Directors of the Company unanimously approved and adopted the Orrstown Financial Services, Inc. Stock Incentive Plan of 2011 (the “Stock Incentive Plan”). The Stock Incentive Plan was approved by the shareholders at the 2011 Annual Meeting. The purpose of this plan is to promote the long term success of the Company and the creation of shareholder value by:

•	providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company;

•	assisting the Company to attract, retain and motivate key personnel with experience and ability; and

•	linking employees receiving share based awards directly to shareholder interests through increased stock ownership.

The Compensation Committee, on behalf of the Board of Directors, administers the Stock Incentive Plan, and determines the number of shares to be granted, as well as the relevant terms and conditions of each grant. Grants of shared based awards, including restricted stock, to officers of the Company and other key employees are based on criteria established by the Compensation Committee including past performance, job duties, scope and responsibilities and contributions to overall Company performance.

The Compensation Committee has discretion over the number of shares or shares covered by option grants awarded at any given time, subject to the conditions and restrictions of the Stock Incentive Plan. See the table below titled “2016 Grant of Plan-Based Awards Table” for restricted stock grants made in 2016.
401(k) Plan.    The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50 percent of employee contributions under the plan up to three percent of an employee’s annual compensation.
Deferred Compensation and Supplemental Benefit Programs.    The Bank has established salary continuation plans and group term replacement plans for certain of its executive officers. The purposes of these programs are to provide to those executive officers with an economic incentive for long term service to the Company and the Bank. The Compensation Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

The Bank has established salary continuation plans for certain of its executive officers including Messrs. Quinn, Boyle and Fague, in order to provide them with supplemental retirement income (the “Salary Continuation Agreements”). The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.
The Bank also has established an officer group term replacement plan (split dollar plan) for the benefit of Messrs. Quinn and Fague. This plan provides participating officers with a life insurance benefit equal to two times current salary with no cap. Under the plan, the officer receives the same coverage as he currently receives under the Bank’s group term plan but at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (but not exceed the net coverage purchased).
As noted above in connection with director compensation, the Company also has established a non-qualified deferred compensation plan for directors and executive officers, but no executive officer made any deferrals pursuant to that plan in 2016.
Executive Employment Agreements.    The Company extended executive employment agreements to Messrs. Boyle, Coradi, Fague and Wallace, which continue until May 2019. The minimum base salaries are Boyle $308,227, Coradi $210,893, Fague $226,457 and Wallace $232,522. During the period of employment and for the greater of six months following such termination of employment or the period of severance payments, but not to exceed 24 months, each executive agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within a 75 mile radius of Shippensburg, Pennsylvania. In addition, during this period, each executive will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
The Company extended an executive employment agreement with Mr. Quinn which continues until June 25, 2021. The minimum annual base salary is $489,250. During the term of the agreement, the Company will cause Mr. Quinn to be elected to the Board of Directors of the Bank and to nominate him to serve as a director of the Company. During the period of employment and for one year thereafter, Mr. Quinn agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within a 75 mile radius of the Company’s then current headquarters. In addition, during this period, Mr. Quinn will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
Change in Control Benefits.    In conjunction with the executive employment agreements, the Company and the Bank entered into a Change in Control Agreements with Messrs. Quinn, Boyle, Coradi, Fague, and Wallace. The purpose of each agreement is to promote the interests of the Company and the Bank by mitigating the concerns for job security, authority or compensation in connection with a potential change in control of the Company or the Bank, such that the business and strategic decisions the Executives may make on behalf of the Company and the Bank may be made independently of such concerns. The Compensation Committee believes that providing change in control benefits is competitive with the practices of its peers. The key terms and conditions of the change in control arrangements are described below under “Potential Payments Upon Termination or Change in Control.”
Risk Management.    We believe that the Company’s compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation is wholly subject to the discretion of the Compensation Committee and the independent directors. Similarly, not only is long-term incentive compensation in the forms of restricted stock and stock options also subject to Compensation Committee and independent director discretion, it also reflects a modest portion of total compensation at lesser levels than among the Company’s peers. With respect to those employees whose compensation may involve a variable component such as lenders and investment counselors who are paid, in part, based upon production, we believe the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices.
Tax and Accounting Considerations.    The Company takes into account the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.
Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. All of the compensation the Company paid in 2016 to the Named Executive Officers is expected to be deductible under Section 162(m) of the Internal Revenue Code. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.
Upon a change in control of the Company, some portion of the severance payments paid to our Executives may exceed the deductible limitations under Section 280G of the Internal Revenue Code.  The Compensation Committee believes that this flexibility in structuring compensation to our Executives is in the best interest of our shareholders.
Under the executive incentive compensation program effective for 2016, there are in place forfeiture and/or claw-back provisions for the recoupment of incentive compensation in the event of excessive risk impacting financial performance and restatement or adjustment of the performance measures in the future after incentive awards have been made. The Company did not utilize provisions for recoupment of incentive compensation for 2016 due to restatement or adjustment of the performance measures. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its Named Executive Officers (unless they also serve on the Board of Directors), but generally such officers hold personal investments in the Company’s stock. The Company does not have any policies regarding hedging strategies applicable to the Named Executive Officers or directors and their personal investments in Company stock.
Compensation Committee Report
We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
Submitted by the Compensation Committee:

Jeffrey W. Coy, Chair     Glenn W. Snoke
Floyd E. Stoner         Joel R. Zullinger

Except as set forth above, this report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
Compensation Risk Assessment
The Company periodically conducts a Compensation Risk Self-Assessment. The latest Compensation Risk Self-Assessment, which was conducted in January 2017, concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Executive Compensation Tables
The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2016 for services rendered in all capacities by our principal executive officer and principal financial officer during fiscal 2016, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officers). References throughout this proxy statement to our “Named Executive Officers” or “Named Executives” refer to each of the individuals named in the table below.
2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Thomas R. Quinn, Jr.	2016	$484,866	$30,000	$53,070	—	—	$257,329	$46,832	$872,097
President & Chief	2015	448,904	105,000	575,447	—	—	242,379	39,142	1,410,872
Executive Officer	2014	414,027	147,057	—	—	—	221,566	28,623	811,273

David P. Boyle	2016	305,465	17,500	44,225	—	—	155,351	11,813	534,354
Executive Vice President	2015	294,317	30,000	37,627	—	—	75,942	13,583	451,469
& Chief Financial Officer	2014	285,000	100,810	235,350	—	—	—	37,206	658,366

Philip E. Fague	2016	224,427	13,000	26,535	—	—	37,876	16,885	318,723
Executive Vice President,	2015	216,237	20,000	27,651	—	—	35,676	28,279	327,843
Trust / Mortgage	2014	209,391	74,086	188,280	—	—	33,603	28,882	534,242

Benjamin W. Wallace	2016	230,439	51,380	26,535	—	—	—	7,263	315,617
Executive Vice President,	2015	222,088	20,000	28,393	—	—	—	5,353	275,834
Technology / Operations	2014	215,000	75,401	188,280	—	—	—	2,605	481,286

Robert J. Coradi	2016	209,003	13,000	26,535	—	—	—	6,009	254,547
Executive Vice President &	2015	201,375	20,000	25,752	—	—	—	5,161	252,288
Chief Risk Officer	2014	186,869	68,713	188,280	—	—	—	5,206	449,068

(1)
Stock and option awards are valued based on the aggregate grant date fair value of awards granted during the year computed for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by ASC Topic 718. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised or the value of stock awards when they vest. Please see the 2016 Outstanding Equity Awards at Fiscal Year-End Table below for more information regarding stock awards and options outstanding at December 31, 2016.

(2)	Represents the aggregate increase in the present value of the officer’s accumulated benefit under the salary continuation agreement plan.

(3)	See 2016 All Other Compensation Table below.

The compensation represented by the amounts set forth in the “All Other Compensation” column in the 2016 Summary Compensation Table is detailed in the following table.
2016 ALL OTHER COMPENSATION TABLE

		Personal use	Country		Split Dollar	Company Contributions
		of Company	Club	Insurance	Life Insurance	to Retirement and
Name	Year	Vehicle (1)	Dues (1)	Premiums ($)(2)	Benefit (3)	401(k) Plans ($)	Total

Thomas R. Quinn, Jr.	2016	$7,958	—	$2,054	$35,242	$1,578	$46,832
	2015	4,704	—	941	31,130	2,367	39,142
	2014	4,637	—	778	21,134	2,074	28,623

David P. Boyle	2016	4,632	5,436	1,099	—	646	11,813
	2015	4,426	5,136	919	—	3,102	13,583
	2014	—	27,582	1,074	—	8,550	37,206

Robert J. Coradi	2016	—	—	1,686	—	4,323	6,009
	2015	—	—	773	—	4,388	5,161
	2014	—	—	750	—	4,456	5,206

Philip E. Fague	2016	273	3,750	1,827	4,280	6,755	16,885
	2015	242	3,275	677	17,324	6,761	28,279
	2014	240	—	933	21,408	6,301	28,882

Benjamin W. Wallace	2016	—	—	350	—	6,913	7,263
	2015	—	—	329	—	5,024	5,353
	2014	—	—	—	—	2,605	2,605

(1)
Except for Mr. Boyle in fiscal 2016 and 2014, the total value of perquisites and other personal benefits for each Named Executive Officer was less than $10,000 in each fiscal year noted above. For Mr. Boyle, perquisites and other personal benefits consisted of country club fees in 2014.

(2)	The reported insurance premiums are paid by the Bank in connection with the employee group term replacement plans as described above in the Compensation Discussion and Analysis.

(3)	Represents the aggregate increase in the present value of the officer’s split dollar benefit under the group term replacement plan described in the Compensation Discussion and Analysis.

2016 GRANT OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock and Option Awards (2)
Thomas R. Quinn, Jr.	02/05/16	3,000	$53,070

David P. Boyle	02/05/16	2,500	44,225

Robert J. Coradi	02/05/16	1,500	26,535

Philip E. Fague	02/05/16	1,500	26,535

Benjamin W. Wallace	02/05/16	1,500	26,535

(1)	The awarded restricted stock vests February 5, 2019.

(2)	The fair value of the award is the fair value of the Company Common Stock on the date of grant ($17.69) multiplied by the number of shares granted.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)
Thomas R. Quinn, Jr	6,000	$21.14	07/21/2020	36,167	$810,141
David P. Boyle				19,680	440,832
Philip E. Fague	4,800	21.14	07/21/2020
	1,425	36.95	07/30/2019
	2,560	30.01	07/15/2018
	3,200	32.02	07/09/2017
				15,102	338,285
Benjamin W. Wallace				15,145	339,248
Robert J. Coradi				14,992	335,821
(1) There were no un-exercisable options at December 31, 2016.
(2) Calculated using December 30, 2016 closing stock price of $22.40

2016 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Thomas R. Quinn, Jr.	—	—	—	—
David P. Boyle	—	—	2,500	$43,300
Philip E. Fague	—	—	—	—
Benjamin W. Wallace	—	—	—	—
Robert J. Coradi	—	—	—	—

(1)	Calculated using the market value of Company Common Stock on the date of vesting of $17.32

2016 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas R. Quinn, Jr.	Salary Continuation Agreement	7	$1,531,532	$—
David P. Boyle	Salary Continuation Agreement	2	231,294	—
Philip E. Fague	Salary Continuation Agreement	27	345,234	—
Benjamin W. Wallace	-	—	—	—
Robert J. Coradi	-	—	—	—

In the previous table:

•	The number of years of credited service equals the number of years of employment service.

•
When we use the phrase “present value of accumulated benefit,” we are referring to the present value of the Named Executive Officer’s accumulated benefits under our pension plans, determined using the assumptions set forth in our audited consolidated financial statements for the year ended December 31, 2016.

•
The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in the audited consolidated financial statements for the year ended December 31, 2016.

•	No amounts were actually paid or provided to the Named Executive Officers during 2016.
A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
Salary Continuation Agreements. The Bank has entered into Salary Continuation Agreements with Thomas R. Quinn, Jr., David P. Boyle and Philip E. Fague. The Salary Continuation Agreements provide the executive officers with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control. In the event of early termination by the Company other than for cause, or by the executive, unrelated to a change in control transaction and prior to reaching normal retirement age, the executive would receive the accumulated benefit described in the 2016 Pension Benefit Table.
Benefits are payable in monthly installments over a 15 year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control or within 60 days after separation from service in the case of disability. Under the Salary Continuation Agreements, the amount of the normal retirement benefit when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans is intended to provide the executive officer with retirement income equal in amount to 70 percent of final annual salary. The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65; Mr. Boyle $240,000 at age 65 and with Mr. Fague, $73,000 at age 65.
In the event of an early separation from service or a separation from service due to disability prior to normal retirement age, the amount of benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15 year period. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.
Benefits under the Salary Continuation Agreement will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within 2 years after the effective date of the Salary Continuation Agreement; if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance; if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act; or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.
Executive Employment Agreements.    As detailed in the “Compensation Discussion and Analysis” section, the Company previously entered into an executive employment agreement with Mr. Quinn providing for a term continuing until 2021 and with Messrs. Boyle, Fague, Wallace and Coradi for terms continuing until 2019.
Such employment agreements provide for a term of either three or five years, plus an annual extension of such term for an additional year, unless the executive is given at least sixty days notice of non-renewal. The agreements provide that if the executive is still employed upon attainment age 65, such executive will provide notice of retirement in which event the executive will receive salary continuation for a period of six months plus payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years. Such mandatory retirement may be delayed upon Board approval in one year increments.

In the event that the executive’s employment is terminated by the Company or the Bank during the term of the agreement absent termination for cause or by executive for “good reason” as defined in the agreement, then the executive will be paid severance equal to his or her base salary plus the average cash bonus amount received during the past three years for a period equal to the greater of the remaning term of the agreement or six months.
Termination by the executive for good reason shall include if: (i) there has occurred a material breach of the employer’s material obligations under the agreement; (ii) the employer, without executive’s prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, incentive compensation, benefits or other terms or conditions of executive’s employment, or executive’s reporting structure, in a manner that is adverse to the executive; or (iii) the employer requires executive to relocate his or her principal business location 75 miles or more from the employer’s then current headquarters.
During the period of employment and for the greater of six months following such termination of employment or the period of severance payments, but not to exceed 24 months, each executive agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within a 75 mile radius of Shippensburg, Pennsylvania. In addition, during this period, each executive will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential benefits for Messrs. Quinn, Boyle, Fague, Wallace and Coradi under their employment contracts, in the event of termination of their employment unrelated to a change in control transaction if it had occurred on December 31, 2016.

Name	Cash Payment Upon Involuntary Termination (without cause) ($)(1)	Cash Payment Upon Voluntary Termination for “Good Reason”($)(1)	General Health and Welfare Benefits ($)(2)	Total ($)

Thomas R. Quinn, Jr.	$2,571,748	$2,571,748	$66,279	$2,638,027
David P. Boyle	858,078	858,078	35,344	893,422
Philip E. Fague	629,375	627,375	34,869	664,244
Benjamin W. Wallace	656,847	656,847	34,942	691,789
Robert J. Coradi	600,032	600,032	34,682	634,714

(1)
Assumes payment of continued salary under existing employment contracts for remaining term of contract in effect as of December 31, 2016. In event of death, in lieu of this amount, the executive’s estate would receive a payment equal to six months of the then annual base salary.

(2)	Estimated benefits contribution expense during period of continued salary payment noted at footnote 1 above.

Change in Control Benefits.  The Company and the Bank entered into Change in Control Agreements, concurrent with the Employment Agreements with Messrs. Quinn, Boyle, Fague, Wallace and Coradi. The Change in Control Agreements provide that the Company and the Bank are to pay to the executive the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that the executive’s employment is terminated by the Company or Bank or any successor without cause within two (2) years after the occurrence of a change in control or if such termination is initiated by the Executive for any reason within six months following a change in control.
Under the Change in Control Agreement “change in control” shall be deemed to occur if: (i) any person or group of persons acting in concert, shall have acquired ownership of more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) the composition of the Board of Directors of the Company shall have changed such that, during any period of 12 consecutive months during the term of the Change in Control Agreement, the majority of such Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company, who were in office before the appointment or election; (iii) any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30 percent or more of the total voting power of the stock of the Company; or (iv) any person or group of persons unrelated to the Company acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of a portion of the Company’s assets that has a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company own before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.
The Change in Control Agreement provides that upon a termination pursuant to a change in control, the Company and the Bank are obligated to pay to the executives cash compensation in an amount equal to a 2.99 times of (1) annual base salary, plus (2) the highest annual cash bonus and other annual incentive cash compensation awarded over the past three years before the calendar year in which the termination of employment. Payment of this cash compensation is to be made in a single lump sum within fifteen (15) days after the termination of employment.
The Change in Control Agreement further provides that upon a change in control, if the plans governing the vesting and exercise rights of stock options, shares of restricted stock and other equity-based compensation units are silent on the subject of change of control, all such options, shares and units shall immediately become vested and exercisable as to all or part of the shares and rights covered thereby.
The Change in Control Agreement further provides that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For each executive, the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.
The Change in Control Agreements further provide that in the event any benefit or payment from the Company to the Executive shall be deemed to be an “Excess Parachute Payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, then the aggregate present value of amounts or benefits payable to Executives shall be reduced to the greater of (i) the highest aggregate present value of the amount due under the agreement that can be made without causing any payments or benefits to be an Excess Parachute Payment or (ii) the largest portion of the amount due under the agreement that after taking into account all applicable state and federal taxes, including any taxes payable pursuant to Section 4999 of the Internal Revenue Code, results in a greater after-tax benefit to the Executive than the after-tax benefit to the Executive calculated under (i) above.
If the executive’s employment is terminated following a change in control, for the greater of (i) six months following termination of employment or (ii) the one year anniversary of the change in control, each executive agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within a 75 mile radius of Shippensburg, Pennsylvania. In addition, during this period, each executive will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential change in control benefits for each of the Named Executive Officers. For the purposes of this table we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for any reason), and that both events occurred on December 31, 2016.

Name	Cash Benefit Under Change in Control Arrangement ($)	Cash Benefit Under Salary Continuation Agreement($)(1)	General Health and Welfare Benefits ($)(2)	Total Benefits ($)(3)

Thomas R. Quinn, Jr.	$1,902,558	$2,559,544	$44,323	$4,506,425
David P. Boyle	1,233,024	1,668,866	43,476	2,945,366
Philip E. Fague	898,621	457,890	42,892	1,399,403
Benjamin W. Wallace	920,690	—	42,981	963,671
Robert J. Coradi	836,022	—	42,662	878,684

(1)
Present value as of December 31, 2016 of accumulated benefit under Salary Continuation Agreement at normal retirement age. Benefit payable over a 15-year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	Does not include amount of value from accelerated vesting of stock options or restricted stock as disclosed in the 2016 Outstanding Equity Awards table.

PROPOSAL 2 - ADVISORY VOTE ON COMPENSATION PAID TO
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the Say-On-Pay vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2011 Annual Meeting of Shareholders to hold this vote on executive compensation annually. The vote is non-binding, however, the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our Named Executive Officers.
The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.
The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers:

•
Fair, Reasonable and Appropriate Levels of Compensation.    A study conducted by the Compensation Committee found that overall cash compensation levels for our Named Executive Officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market. Furthermore, the Company provides limited benefits and perquisites to our executives.

•
Pay and Performance Alignment.    The Compensation Committee believes that increases in salaries, incentive bonus payouts and stock option and restricted stock awards, when made, are consistent with our performance in relation to our operating plan and the performance of our peers.

•
Risk Mitigation.    We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk-appropriate environment for compensating our executives.

•
Long-term Incentive Strategy.    The strategy of granting equity awards is to balance a mix of restricted stock and or stock options, both of which will have multi-year vesting criteria. This reflects the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.

Additional details on our executive compensation programs and practices are set forth in the Compensation Discussion & Analysis section of this proxy statement, including the Summary Compensation Table and supporting tabular and narrative disclosures.
The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for the approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as described in this proxy statement. Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote on compensation paid to our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3 - SAY-ON-PAY FREQUENCY PROPOSAL

A Non-Binding Advisory Vote to Approve the Frequency of the Advisory Vote on the Executive Compensation Paid to Our Named Executive Officers.
The Dodd-Frank Act requires us to include, at least once every six years, a non-binding advisory vote regarding how often the non-binding advisory vote on executive compensation, commonly referred to as the Say-On-Pay vote, is to be presented to shareholders. This vote on the frequency of Say-On-Pay is commonly referred to as the “Say-On-Frequency” vote. Our shareholders may choose from four options: (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial), or abstain from voting on this proposal.
The Board of Directors believes an ANNUAL Say-On-Pay voting is most appropriate for the Company because it;

•	Provides the highest level of accountability to shareholders.

•	Fosters more frequent communication with shareholders.

•	Reflects our desire to hold ourselves to the highest standard of corporate governance.

•	Allows our Board of Directors to obtain shareholder feedback on our executive compensation programs.

•	Allows us to be more responsive to shareholder concerns regarding our executive compensation programs.
The option of holding the Say-On-Pay vote annually, every two years, or every three years, that receives the highest number of votes cast will be the frequency for holding the Say-On-Pay vote on executive compensation that will have been approved by the Shareholders. Because this vote is an advisory and non-binding on the Board of Directors, the Board of Directors, in its discretion, may determine that it is in the best interests of the Company to hold the Say-On-Pay vote on executive compensation more or less frequently than the option approved by the shareholders.
The Board of Directors recommends that you vote in favor of an ANNUAL Say-On-Pay vote on the executive compensation paid to our Named Executive Officers.

PROPOSAL 4 – RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted on our website at www.orrstown.com.
On March 9, 2017, the Audit Committee presented its conclusions regarding the independent public accounting firm to our Board of Directors. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Crowe Horwath LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2017.
The Audit Committee and the Board have adopted a policy that, if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of Crowe Horwath LLP. The Audit Committee, however, will be under no obligation to select a new independent public accounting firm. If the Audit Committee does select a new independent public accounting firm for 2017, the Company will not seek shareholder ratification of the Audit Committee’s new selection.
The affirmative vote of a majority of the votes cast at the annual meeting is necessary to ratify the Audit Committee’s selection Crowe Horwath LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Crowe Horwath LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Relationship with Independent Registered Public Accounting Firm
Representatives of Crowe Horwath LLP, the Company’s independent registered public accounting firm for 2016, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Audit Fees and Non-Audit Fees.    Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Crowe Horwath LLP for the fiscal year ended December 31, 2016 and December 31, 2015 are set forth below:

	2016	2015
Audit Fees	$263,988	$234,600
Audit-Related Fees	—	—
Tax Fees	21,000	20,000
All Other Fees	—	—
TOTAL	$284,988	$254,600

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K. Audit fees in 2015 also include fees related to consent procedures associated with the Company’s filing of a registration statement on Form S-3, related amendment and additional audit procedures surrounding accounting related transactions.
Tax Fees for 2016 and 2015 were in connection with the preparation of the Company’s tax returns for 2016 and 2015, responding to certain taxing authority inquiries and tax consulting.
There were no other fees billed by the Company’s independent registered public accounting firm for 2016 and 2015.
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the de minimus exception set forth in applicable SEC rules and regulations. In 2016, all audit and non-audit services provided by Crowe Horwath LLP were pre-approved by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to all shareholders of the Company. In addition, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission, may be obtained without charge by written request to David P. Boyle, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, PA 17257. The Annual Report on Form 10-K also is available at www.orrstown.com.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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ORRSTOWN FINANCIAL SERVICES, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 1, 2017.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

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PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 4 AND 5 AND "FOR" 1 YEAR ON PROPOSAL 3.

Nominee	FOR	WITHHOLD AUTHORITY
01 Jeffrey W. Coy	☐	☐
02 Cindy J. Joiner	☐	☐
03 Eric A. Segal	☐	☐
04 Joel R. Zullinger	☐	☐

3. Approve a non-binding advisory vote on the frequency of holding the Say-On-Pay vote ("Say-On-Frequency"). 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN ☐

5. Transact such other business as may properly come before the Annual Meeting. FOR ☐ AGAINST ☐ ABSTAIN ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**, 2017.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian, general partner, member, manager, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 2, 2017

The Proxy Statement, Annual Report on Form 10-K and our 2016 Annual Report to Shareholders are available at http://www.cstproxy.com/orrstown/2017

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ORRSTOWN FINANCIAL SERVICES, INC.

The undersigned hereby appoints Barbara E. Brobst and Philip E. Fague, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote all shares of Orrstown Financial Services, Inc. (the "Company") Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 2, 2017, at 9:00 A.M. at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as full and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" THE OTHER PROPOSALS STATED, INCLUDING "FOR" AN ANNUAL SAY ON PAY VOTE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(continued and to be marked, dated and signed, on the other side)